Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER’S COMMENTARY
FISCAL YEAR 2018
FOURTH QUARTER ENDED FEBRUARY 3, 2018

Consolidated Results

Fourth Quarter

Sales

Fourth quarter net sales (14 weeks) increased 5% to $930 million in Fiscal 2018 from $883 million in Fiscal 2017 (13 weeks). Excluding the 14th week, the impact of exchange rates and the sale of a small business last year, sales would have been flat for the fourth quarter of Fiscal 2018. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales
	4th Qtr	4th Qtr
Same Store and Comparable Direct Sales:	FY18	FY17
Journeys Group	11%	(6)%
Schuh Group	1%	2%
Lids Sports Group	(14)%	8%
Johnston & Murphy Group	4%	(1)%
Total Genesco	1%	0%

The Company’s same store sales decreased 1% while comparable direct sales increased 15% for the fourth quarter of Fiscal 2018 compared to a 2% decrease in same store sales and a 12% increase in comparable direct sales in the same period last year.

Gross Margin

Fourth quarter gross margin was 46.9% this year compared with 47.3% last year, primarily reflecting lower gross margin in Journeys Group, Schuh Group and Licensed Brands, partially offset by increased gross margin in Lids Group and Johnston & Murphy Group. Increased shipping and warehousing costs from higher e-commerce sales impacted the decrease in gross margin by 40 basis points. Included in this year’s gross margin are $0.1 million in markdowns related to a license termination associated with the Licensed Brands business. Excluding this margin adjustment, gross margin as a percentage of sales decreased to 47.0% compared to 47.3% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

SG&A

Selling and administrative expense for the fourth quarter this year was 40.2% compared to 39.7% of sales last year due in large part to the rent, selling salaries and other costs of the 14th week. Without the extra expenses, expense leverage would have been roughly flat. The increase in expenses as a percentage of sales reflects increased expenses in Lids Group, Johnston & Murphy Group and Licensed Brands, partially offset

Exhibit 99.2

by decreased expenses as a percentage of sales in Journeys Group and Schuh Group, while corporate expenses remained flat. Included in this year’s expenses are $0.6 million related to reductions in force in Lids Sports Group and Licensed Brands, partially offset by income from a cancelled license in Johnston & Murphy Group. Excluding these adjustments, selling and administrative expenses as a percentage of sales remained the same at 40.2% compared to 39.7%. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

Asset Impairment and Other Items

The asset impairment and other charge of $7.2 million for the fourth quarter of Fiscal 2018 includes a $5.2 million licensing termination expense and $2.0 million for asset impairments. The previous year’s fourth quarter asset impairment and other charge of $3.0 million included $2.5 million in pension settlement expense and $1.4 million for asset impairments, partially offset by a $0.9 million gain for other legal matters. The asset impairment and other charge are referred to as “Excluded Items” in the discussion below.

Operating Income

Genesco’s operating income for the fourth quarter was $55.4 million this year compared with $63.7 million last year. The markdowns related to the license termination plus the expenses related to the reductions in force, partially offset by the income from a cancelled license are collectively referred to as “Additional Excluded Items” this year. Adjusted for the Excluded Items in both periods and the Additional Excluded Items this year, operating income for the fourth quarter was $62.8 million this year compared with $66.7 million last year. Adjusted operating margin was 6.8% of sales in the fourth quarter of Fiscal 2018 and 7.6% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

Interest Expense

Net interest expense for the fourth quarter increased 16% to $1.5 million compared to $1.3 million last year resulting from higher interest rates on revolver borrowings this year.

Pretax Earnings

Pretax earnings for the quarter were $53.8 million in Fiscal 2018 compared to $74.6 million last year. Included in Fiscal 2017’s pretax earnings is a gain on the sale of SureGip Footwear of $12.3 million. Adjusted for the Excluded Items in both years, the Additional Excluded Items this year and the gain on the sale of SureGrip Footwear last year, pretax earnings for the quarter were $61.3 million in Fiscal 2018 compared to $65.4 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Taxes

The effective tax rate for the quarter was -4.5% in Fiscal 2018 compared to 37.2% last year. The tax rate for this year was impacted by the goodwill impairment charge and the passage of the 2017 Tax Cut and Jobs Act. The adjusted tax rate, reflecting the exclusion of the Excluded Items in both years, the Additional Excluded Items this year and the gain on the sale of SureGrip Footwear last year, was 32.3% in Fiscal 2018 compared to 36.0% last year. The lower adjusted tax rate for this year is primarily due to the passage of the new tax law in December 2017 and heavier weighting of foreign earnings. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Exhibit 99.2

Earnings From Continuing Operations After Taxes

Earnings from continuing operations were $56.3 million, or $2.91 per diluted share, in the fourth quarter of Fiscal 2018, compared to $46.8 million, or $2.40 per diluted share, in the fourth quarter last year. Adjusted for the Excluded Items in both periods, the Additional Excluded Items this year, the gain on the sale of SureGrip Footwear in Fiscal 2017 and using the adjusted tax rates, fourth quarter earnings from continuing operations were $41.5 million, or $2.15 per diluted share in Fiscal 2018, compared with $41.8 million, or $2.15 per diluted share, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Fiscal Year 2018

Consolidated net sales increased 1% to $2.91 billion in Fiscal 2018 (53 weeks) from $2.87 billion in Fiscal 2017 (52 weeks). Excluding the 53rd week, the impact of exchange rates and the sale of a small business last year, sales still increased 1% for Fiscal 2018.

Same store sales for the year decreased 2% and comparable direct sales increased 22%. Comparable sales, including both same store sales and comparable direct sales, were flat.

For the full year, the operating loss was ($96.2) million compared to earnings of $142.0 million the previous year. Adjusting for the Excluded Items in both periods, the goodwill impairment charge of $182.2 million, transition expenses for Little Burgundy, the Additional Excluded Items this year, adjusted operating income was $95.3 million for Fiscal 2018, compared to $141.2 million the previous year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Diluted earnings (loss) per share from continuing operations for Fiscal 2018 decreased to ($5.80) from $4.85 for Fiscal 2017. Adjusted for the Excluded Items in both periods, the goodwill impairment charge, transition expenses for Little Burgundy, the Additional Excluded Items this year and the gains on the sale of the SureGrip Footwear and Lids Team Sports Businesses in Fiscal 2017, adjusted earnings per share were $3.13 in Fiscal 2018 compared with $4.33 in Fiscal 2017. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Segment Results

Lids Sports Group

Lids Sports Group’s sales for the fourth quarter decreased 13.6% to $241 million from $279 million last year, reflecting negative comparable sales and a decrease in the Group’s store count of 81 stores in the last year. Comparable sales, including both same store and comparable direct sales, decreased 14% this year compared to an increase of 8% last year.

The Group’s gross margin as a percent of sales increased 140 basis points primarily reflecting improved margins on clearance product, partially offset by increased shipping and warehouse expense. Adjusted SG&A expense as a percent of sales increased 510 basis points, reflecting the expenses of the 14th week and the inability to leverage expenses due to the negative comparable sales for the quarter, partially offset by decreased bonus expenses.

The Group’s fourth quarter adjusted operating income for Fiscal 2018 was $8.9 million, or 3.7% of sales, down from $20.2 million, or 7.2% of sales, last year.

Exhibit 99.2

For Fiscal 2018, the Group’s sales decreased 8.0% to $779 million from $848 million last year. Comparable sales decreased 7% for Fiscal 2018. Adjusted operating income was $12.1 million, or 1.6% of sales, down from $41.6 million, or 4.9% of sales, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Journeys Group

Journeys Group’s sales for the quarter increased 15.8% to $453 million from $391 million last year.
Combined comparable sales increased 11% for the fourth quarter of Fiscal 2018 compared with a 6% decrease last year.

Gross margin for the Journeys Group decreased 10 basis points in the quarter due primarily to higher shipping and warehouse expenses and lower initial margins from changes in product mix, partially offset by decreased markdowns as a percent of sales. The Journeys Group’s SG&A expense decreased 120 basis points as a percent of sales for the fourth quarter, reflecting leverage of occupancy related costs, depreciation, credit card expenses, decreased compensation and freight and other expenses.

The Journeys Group’s operating income for the fourth quarter of Fiscal 2018 was $46.5 million, or 10.3% of sales, compared to $36.1 million, or 9.2% of sales, last year.

For Fiscal 2018, the Group’s sales increased 6.2% to $1.33 billion from $1.25 billion last year. Comparable sales increased 4% for Fiscal 2018. Adjusted operating income was $76.4 million, or 5.7% of sales, down from $85.9 million, or 6.9% of sales, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Schuh Group

Schuh Group’s sales for the quarter increased 16.3% to $128 million, compared to $110 million last year. Schuh Group sales increased $9.7 million due to increases in exchange rates during the fourth quarter this year compared to the same period last year. Total comparable sales increased 1% compared to a 2% increase in comparable sales last year.

Gross margin for Schuh Group decreased 490 basis points in the quarter due primarily to increased promotional activity and increased shipping and warehouse expenses. Schuh Group’s SG&A expense decreased 230 basis points due to decreased bonus expenses and foreign exchange losses, partially offset by increased advertising and credit card expenses.

Schuh Group’s operating income for the fourth quarter of Fiscal 2018 was $9.2 million, or 7.2% of sales compared with $10.9 million, or 9.9% of sales last year.

For Fiscal 2018, the Group’s sales increased 8.3% to $404 million from $373 million last year. Comparable sales increased 4% for Fiscal 2018. Schuh Group’s sales were negatively impacted by $5.1 million for the year by changes in exchange rates. Operating income was $20.1 million, or 5.0% of sales, compared to $20.5 million, or 5.5% of sales, last year.

Johnston & Murphy Group

Johnston & Murphy Group’s fourth quarter sales increased 12.5%, to $92 million, compared to $82 million in the fourth quarter last year.

Exhibit 99.2

Johnston & Murphy wholesale sales increased 13% for the quarter. Combined comparable sales increased 4% for the fourth quarter of Fiscal 2018 compared to a 1% decrease last year.

Johnston & Murphy’s gross margin for the Group increased 100 basis points in the quarter primarily due to improved initial margins, reflecting higher selling prices, and decreased markdowns. Adjusted SG&A expense as a percent of sales increased 70 basis points due to increased rent, bonus and compensation expenses, partially offset by decreased advertising expenses, which includes the extra expenses of the 14th week.

The Group’s adjusted operating income for the fourth quarter of Fiscal 2018 was $8.9 million or 9.6% of sales, compared to $7.7 million, or 9.3% of sales last year.

For Fiscal 2018, the Group’s sales increased 5.1% to $304 million from $289 million last year. Comparable sales were flat for Fiscal 2018. Adjusted operating income was $19.5 million, or 6.4% of sales, compared to $19.7 million, or 6.8% of sales, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Licensed Brands

Licensed Brands’ sales decreased 23.4% to $16 million in the fourth quarter of Fiscal 2018, compared to $21 million in the fourth quarter last year. More than half of the decreased sales are due to the loss of SureGrip Footwear, which was sold in the fourth quarter of Fiscal 2017, and the remaining decrease was due primarily to the expiration of a small footwear license.

Licensed Brands’ adjusted gross margin was down 540 basis points due to lower initial margins, reflecting the sale of SureGrip Footwear, which carried the group’s highest gross margin, lower margins on a new small license and changes in sales mix in Dockers.

Adjusted SG&A expense as a percent of sales increased 760 basis points due to decreased leverage from the lower sales across most expense categories.

The adjusted operating loss for the fourth quarter of Fiscal 2018 was ($2.2) million or (13.9%) of sales, compared to ($0.2) million, or (1.0%) of sales, last year.

For Fiscal 2018, Licensed Brands’ sales decreased 15.6% to $90 million from $106 million last year. Adjusted operating earnings were $0.2 million, or 0.2% of sales, compared to $4.6 million, or 4.3% of sales, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Corporate

Corporate expenses were $15.7 million or 1.7% of sales for the fourth quarter of Fiscal 2018, compared to $11.0 million or 1.2% of sales, last year. Adjusted for the applicable Excluded Items, corporate expenses were $8.4 million this year compared to $8.0 million last year, reflecting increased professional fees and other corporate expenses, partially offset by decreased bonus expense. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Exhibit 99.2

Balance Sheet

Cash

Cash at the end of the fourth quarter was $40 million compared with $48 million last year. We ended the quarter with $19 million in U.K. debt, compared with $33 million in U.K. debt last year. Domestic revolver borrowings were $69 million at the end of the fourth quarter this year compared to $50 million for the fourth quarter last year. The domestic revolver borrowings included $15 million related to Genesco (UK) Limited and $36 million related to GCO Canada, with $18 million in U.S. dollar borrowings at the end of the fourth quarter of Fiscal 2018.

We did not repurchase any shares in the fourth quarter of Fiscal 2018. For Fiscal 2018, we have repurchased 275,300 shares for a cost of $16.2 million at an average price of $58.71. As of the end of the fourth quarter of Fiscal 2018, we still have about $24 million remaining under the most recent buyback authorization. We repurchased 2.2 million shares in Fiscal 2017 for a cost of about $133 million at an average price of $61.81.

Inventory

Inventories decreased 4% in the fourth quarter of Fiscal 2018 on a year-over-year basis. Retail inventory per square foot was flat.

Capital Expenditures and Store Count

For the fourth quarter, capital expenditures were $24 million and depreciation and amortization was $21 million. During the quarter, we opened 21 new stores and closed 54 stores. Excluding Locker Room by Lids in Macy’s stores, we ended the quarter with 2,572 stores compared with 2,643 stores at the end of the fourth quarter last year, or a decrease of 3%. Square footage was down 2% on a year-over-year basis, both including and excluding the Macy’s locations. The store count as of February 3, 2018 included:

Lids stores (including 114 stores in Canada)	853
Lids Locker Room Stores (including 29 stores in Canada)	163
Lids Clubhouse stores	21
Journeys stores (including 46 stores in Canada)	918
Little Burgundy	39
Journeys Kidz stores	242
Shï by Journeys stores	21
Schuh Stores	134
Johnston & Murphy Stores and Factory stores (including 8 stores in Canada)	181

Total Stores	2,572

Locker Room by Lids in Macy’s stores	122
Total Stores and Macy’s Locations	2,694

Exhibit 99.2

For Fiscal 2019, we are forecasting capital expenditures of approximately $75 million and depreciation and amortization of about $78 million. Projected square footage is expected to decrease approximately 1% for Fiscal 2019. Our current store openings and closing plans by chain are as follows:

Actual Jan 2018		Projected New	Projected Closings	Projected Jan 2019

Journeys Group	1,220	30	(32)	1,218
Journeys stores (U.S.)	872	14	(15)	871
Journeys stores (Canada)	46	3	0	49
Little Burgundy	39	3	0	42
Journeys Kidz stores	242	10	(3)	249
Shï by Journeys	21	0	(14)	7

Johnston & Murphy Group	181	5	(1)	185

Schuh Group	134	10	(5)	139

Lids Sports Group	1,159	10	(54)	1,115
Lids hat stores (U.S.)	739	7	(31)	715
Lids hat stores (Canada)	114	2	(6)	110
Locker Room stores (U.S.)	134	1	(11)	124
Locker Room stores (Canada)	29	0	(1)	28
Clubhouse stores	21	0	(5)	16
Locker Room by Lids (Macy’s)	122	0	0	122

Total Stores	2,694	55	(92)	2,657

Comparable Sales Assumptions in Fiscal 2019 Guidance

Our guidance for Fiscal 2019 assumes comparable sales (including both same store sales and comparable direct sales) for each retail segment by quarter as follows:

	Guidance	Guidance	Guidance	Guidance
	Q1	Q2	Q3	Q4	FY19
Journeys Group	3 - 4%	3 - 4%	2 - 3%	0 - 1%	2 - 3%
Lids Sports Group	(9) - (8)%	(5) - (3)%	(2) - 1%	0 - 4%	(4) - (1)%
Schuh Group	(1) - 0%	1 - 2%	- 1%	1 - 2%	0 - 2%
Johnston & Murphy Group	3 - 4%	2 - 3%	- 3%	0 - 1%	1 - 3%
Total Genesco	- 0%	0 - 2%	0 - 2%	0 - 2%	0 - 2%

Exhibit 99.2

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins, growth and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of non-cash asset impairments related to retail store fixed assets and intangible assets of acquired businesses; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; the level of chargebacks from credit card users for fraudulent purchases or other reasons; weakness in the consumer economy and retail industry; competition in the Company's markets, including online and including competition from some of the Company’s vendors in both the licensed sports and branded footwear markets; fashion trends that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, related to planned closings of department stores or other factors; the effects of the federal tax reform on the estimated tax rate reflected in certain forward-looking statements; the imposition of tariffs on imported products or the disallowance of tax deductions on imported products; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates, and the supply chain; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company’s Lids Sports Group retail businesses. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.